EXHIBIT 99.1

For Immediate Release

Contact:
Michele Boudreau
Caliper Life Sciences
650 623 0305

Caliper Life Sciences Reports Second Quarter 2004 Financial Results

-Company Reports Organic Growth; Progress in Key Business Initiative to Achieve
Microfluidics Adoption-

HOPKINTON, MA, August 5, 2004 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced its second quarter financial results for 2004. For the quarter ended June 30, 2004, total revenues were $18.9 million, up 222% from $5.9 million in the same period last year. While due principally to the addition of product and service revenue from the July 2003 acquisition of Zymark Corporation, the increase in revenues for the second quarter also reflects organic growth of the business. Net loss for the quarter was $9.5 million, or $0.33 per share, which compares to a net loss in the second quarter of 2003 of $9.5 million, or $0.38 per share.

During the second quarter of 2004, Caliper recorded a $2.4 million restructuring charge, compared to $322,000 of restructuring charges reported in the second quarter of 2003. The $2.4 million charge comprised $2.2 million related to future lease costs of facilities no longer occupied as a result of consolidation of the company’s Mountain View operations, and $180,000 of severance charges and related benefits incurred in connection with the elimination of 14 positions. The company expects this to be the last charge incurred in relation to the integration of Caliper and Zymark. The employee downsizing in the second quarter of 2004 affected primarily microfluidic chip manufacturing, an area in which the company has realized additional productivity gains and improvements in chip quality and production processes. Second quarter 2004 operating results also included a $1.0 million charge relating to acquired research and development for certain technology and rights purchased from Amphora Discovery Corp. on April 15, 2004.

Cash, cash equivalents and short-term marketable securities as of June 30, 2004 totaled $52.9 million versus $56.0 million as of March 31, 2004 and $66.7 million as of December 31, 2003.

Caliper’s second quarter revenues of $18.9 million represented growth of approximately 14% over pro forma revenues of the combined businesses in the same quarter last year. In addition to this revenue growth, the Zymark acquisition helped to create a positive shift and greater stability in the total revenue components. For the quarter ended June 30, 2004, total revenue consisted of 69% product revenue, 19% service revenue, and 12% license and contract revenue. This compares to a total revenue breakdown of 59% product revenue and 41% license and contract revenue for the same period in 2003, prior to the company’s acquisition of Zymark.

“We are pleased to have met our financial targets in each of the four quarters since the combination of Caliper and Zymark, which underscores our focus during this period on establishing the long-term financial stability of the company,” stated Kevin Hrusovsky, President and Chief Executive Officer of Caliper. “Our overall revenue growth and the impact of the numerous cost reduction measures implemented over the past year have produced smaller operating losses and greatly improved operating cash flows. In addition, we believe that our reduced dependence on relatively unpredictable contract revenues, along with the addition of more reliable service revenues, provides us with a solid base from which we can achieve stable growth in the future.”

The company is also reporting continued progress in its key business initiative to drive further market adoption of its microfluidics products by the life sciences industry. During the second quarter, Caliper received purchase orders for microfluidic systems from seven major pharmaceutical and biotechnology customers, several of which are incorporating microfluidics into their drug discovery program for the first time. As part of its ongoing microfluidics adoption initiative the company conducted extensive interviews during the second quarter, surveying key figures within the pharmaceutical industry to validate its strategic direction and to test the viability of new products that combine microfluidics technologies with laboratory automation. The results of this survey were summarized in a recent keynote speech given by Mr. Hrusovsky at the 7th MipTec Conference 2004 on May 4th. (Copies of the talk can be obtained on the Events page of the company’s website at www.caliperLS.com.)

Caliper will webcast its first quarter results conference call starting at 12:30 pm EST today. Participants should visit http://www.fulldisclosure.com several minutes prior to the call and follow the instructions provided.

An audio replay of the conference call will be available for approximately 90 days after the completion of the call. To access the replay, visit the events calendar page in the investor relations section of Caliper’s website at www.caliperLS.com.

About Caliper Life Sciences

Caliper Life Sciences uses its advanced liquid handling and LabChip technologies to create leading edge tools that accelerate drug discovery and enable diagnosis of disease. Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.

The statements in this press release regarding Caliper’s expectations that it will not incur any additional restructuring charges relating to the Caliper/Zymark integration and its expectations that reduced dependence on contract revenues and the addition of service revenues will contribute to more stable growth in the future are forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements, including the risks that unexpected difficulties may be encountered in the development of new or improved products with collaboration partners and Caliper’s expectations regarding market acceptance and demand for its products and services may not materialize if capital spending by Caliper’s customers declines, or if competitors introduce new competitive products. Further information on risks faced by Caliper are included in risks detailed under the caption “Factors Affecting Operating Results” in Caliper’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004. These SEC filings are available on a web site maintained by the SEC at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call to reflect any change in Caliper’s expectations with regard to such statements or any change in events, conditions, or circumstances on which any such statements are based.

LabChip is a registered trademark of Caliper Life Sciences, Inc.

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CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Product revenue	$12,985	$3,441	$24,994	$6,929
Service revenue	3,581	—	6,641	—
License fees and contract revenue	2,356	2,437	4,219	4,561

Total revenue	18,922	5,878	35,854	11,490
Costs and expenses:
Cost of product revenue	8,491	2,462	17,112	4,760
Cost of service revenue	1,643	—	3,284	—
Research and development	5,986	8,822	12,452	18,233
Acquired research and development	1,010	—	1,010	—
Selling, general and administrative	7,946	4,740	15,646	9,309
Stock-based compensation, net(1)	235	152	1,930	340
Amortization of intangible assets	896	—	1,943	—
Restructuring charges	2,352	322	2,218	322

Total costs and expenses	28,559	16,498	55,595	32,964

Operating loss	(9,637)	(10,620)	(19,741)	(21,474)
Interest income, net	137	1,077	336	1,998
Other income (expense), net	43	1	(43)	(34)

Loss before income taxes	(9,457)	(9,542)	(19,448)	(19,510)
Provision for income taxes	(16)	—	(62)	—

Net loss	$(9,473)	$(9,542)	$(19,510)	$(19,510)

Net loss per share, basic and diluted	$(0.33)	$(0.38)	$(0.68)	$(0.79)
Shares used in computing net loss per common share, basic and diluted	29,111	24,840	28,850	24,777
(1) Stock-based compensation, net, pertains to employees employed in the following areas:
Cost of Product Revenue	$31	$—	$112	$—
Research and Development	140	40	297	88
Selling, General and Administrative	64	112	1,521	252

Total	$235	$152	$1,930	$340

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$6,617	$8,889
Marketable securities	46,307	57,828
Accounts receivable, net	11,556	9,506
Inventories	11,934	11,580
Prepaid expenses and other current assets	2,969	3,451

Total current assets	79,383	91,254
Property and equipment, net	7,898	9,106
Notes receivable from employee director	142	178
Developed technology, net	11,570	13,002
Intangible assets, net	3,066	3,407
Goodwill	47,215	47,262
Security deposits and other assets, net	3,554	3,827

Total assets	$152,828	$168,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,544	$3,212
Accrued compensation	5,031	4,148
Other accrued liabilities	6,852	8,689
Deferred revenue and customer deposits	8,827	7,063
Current portion of long-term obligations	362	377
Current portion of sale-leaseback arrangements	906	1,521

Total current liabilities	25,522	25,010
Other noncurrent liabilities	8,126	8,229
Stockholders’ equity:
Preferred stock	—	—
Common stock	29	28
Additional paid-in capital	274,956	271,232
Deferred stock compensation	(1,207)	(1,808)
Accumulated deficit	(154,603)	(135,093)
Accumulated other comprehensive income	5	438

Total stockholders’ equity	119,180	134,797

Total liabilities and stockholders’ equity	$152,828	$168,036